Exhibit 10.13
Description of Arrangement for Directors Fees
The following sets forth the amount of annual fees payable (excluding representation expenses) to each non-employee director of W Holding Company, Inc. (except for directors who receive benefits from any retirement plan), for their services as Directors in fiscal year 2005:

Event	Fees
Annual Retainer:

For those Directors with participation in less than three board of Directors committees.	$24,000 annually, payable on a monthly basis ($2,000).

For those Directors with participation in more than three Board of Directors committees.	$42,000 annually, payable on a monthly basis ($3,500).

Secretary of the Board of Directors	$18,000 annually, payable on a monthly basis ($1,500) for being a Director of the Board of Directors. Also, the Secretary of the Board of Directors receives an additional retainer of $6,720 annually, payable on a monthly basis ($560) for his (her) position as Secretary of the Board.

Chairman of the Audit Committee and Financial Expert	$36,000 annually, payable on a monthly basis ($3,000).
W Holding Company, Inc. may also reimburse Directors for their out-of-pocket expenses incurred in connection with attendance at meetings of and other activities relating to service on the Board of Directors or any Board of Directors committee.